Exhibit 4.6

EXECUTION COPY

NRZ SERVICER ADVANCE RECEIVABLES TRUST CS,

as Issuer

and

WELLS FARGO BANK, N.A.,

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

NATIONSTAR MORTGAGE LLC,

as Subservicer and as Servicer (prior to the respective MSR Transfer Dates)

and

ADVANCE PURCHASER LLC,

as Administrator and as Servicer (on and after the respective MSR Transfer Dates)

MORGAN STANLEY BANK, N.A.,

as Administrative Agent

SERIES 2013-VF3

AMENDED AND RESTATED INDENTURE SUPPLEMENT

Dated as of December 17, 2013

to

AMENDED AND RESTATED INDENTURE

Dated as of December 17, 2013

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2013-VF3

-i-

THIS AMENDED AND RESTATED SERIES 2013-VF3 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of December 17, 2013, is made by and among NRZ SERVICER ADVANCE RECEIVABLES TRUST CS, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), WELLS FARGO BANK, N.A., a national banking association, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), ADVANCE PURCHASER LLC, a limited liability company under the laws of the State of Delaware (“Advance Purchaser”), as Administrator on behalf of the Issuer, as owner of the rights associated with the servicing rights under the Designated Servicing Agreements, and, from and after the respective MSR Transfer Dates for each Designated Servicing Agreement, as servicer under such Designated Servicing Agreement, NATIONSTAR MORTGAGE LLC, a limited liability company organized in the State of Delaware (“Nationstar”), as a Subservicer, and as servicer for each Designated Servicing Agreement prior to the respective MSR Transfer Dates, and MORGAN STANLEY BANK, N.A., a national banking association (“Morgan Stanley”), as Administrative Agent (as defined below); and consented to by 100% of the Noteholders of the Series 2013-VF3 Variable Funding Notes. This Indenture Supplement relates to and is executed pursuant to that certain Amended and Restated Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of December 17, 2013, among the Issuer, Nationstar, Advance Purchaser, the Administrator, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, Credit Suisse AG, New York Branch, as Administrative Agent, and the other “Administrative Agents” from time to time parties thereto; and consented to by 100% of the Outstanding Noteholders all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer entered into an Indenture Supplement, dated as of October 29, 2013 (as amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date, the “Original Supplement”), among the Issuer, the Indenture Trustee, Nationstar, as administrator and as servicer, and Morgan Stanley, as Administrative Agent. Under the Original Supplement, the Issuer has duly authorized the issuance of a Series of Notes, the Series 2013-VF3 Notes (the “Series 2013-VF3 Notes”).

Pursuant to Section 12.2 of the Base Indenture and Section 13(b) of the Original Supplement, the Issuer, Indenture Trustee, Nationstar and the Administrative Agent, with the prior consent of 100% of the Noteholders of the Series 2013-VF3 Variable Funding Notes, with prior notice to each Note Rating Agency, the consent of any applicable Derivative Counterparty and the consent of the Series Required Noteholders of each Series materially and adversely affected by such amendment, at any time and from time to time, upon delivery of an Issuer Tax Opinion, may amend the Original Supplement to amend any provision of the Original Supplement. Pursuant to Section 12.3 of the Base Indenture, the Issuer shall also deliver to the

Indenture Trustee an Opinion of Counsel stating that the execution of such amendment is authorized and permitted by the Indenture and that all conditions precedent thereto have been satisfied (the “Authorization Opinion”).

As of the date hereof, there are no Note Rating Agencies or Derivative Counterparties.

The Noteholders by their signature hereto waive, and instruct the Indenture Trustee to waive the Authorization Opinion and the certificate required by Section 1.3(1) of the Base Indenture and the conditions precedent opinion required by Section 1.3(2) of the Base Indenture, including the corresponding form of documents specified in Section 1.4 of the Base Indenture.

The parties are entering this Indenture Supplement to document the terms of the issuance of the Series 2013-VF3 Notes pursuant to the Base Indenture, which provides for the issuance of Notes in multiple series from time to time.

Section 1.     Creation of Series 2013-VF3 Notes.

The Series 2013-VF3 Notes are known as “NRZ Servicer Advance Receivables Trust CS Advance Receivables Backed Notes, Series 2013-VF3 Notes” and were issued pursuant to the Original Supplement. The Series 2013-VF3 Notes shall not be subordinated to any other Series of Notes. The Series 2013-VF3 Notes were issued in a single Class of Variable Funding Notes (the “Series 2013-VF3 Variable Funding Notes”), with the Maximum VFN Principal Balance, Stated Maturity Date, Revolving Period, Note Interest Rate, Expected Repayment Date and other terms as specified in this Indenture Supplement. The Series 2013-VF3 Notes are secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2013-VF3 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2.     Defined Terms.

With respect to the Series 2013-VF3 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“Acquisition of a Mortgage Originator” shall mean an acquisition, merger or other business combination of Nationstar resulting in either Nationstar, for so long as Nationstar is the Servicer or the Subservicer, or a Subsidiary of Nationstar, for so long as Nationstar is the Servicer or the Subservicer, (i) becoming affiliated with an originator or servicer of Mortgage Loans or (ii) acquiring a substantial portion of the assets of an originator or servicer of Mortgage Loans, in any case, that, with the passage of time or otherwise (including the incurrence of indebtedness in connection with such acquisition, merger or other business combination), in the reasonable determination of the Administrator (as supported by financial projections and other material information that the Administrative Agent may request in connection with such acquisition, merger or other business combination), would cause any of the following: (x) the Tangible Net Worth of Nationstar to be at any time less than or equal to $400,000,000; or (y) the ratio of the Servicer’s Net Total Indebtedness to Tangible Net Worth at any time to exceed 9:1.

“Administrative Agent” means, for so long as the Series 2013-VF3 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Morgan Stanley, or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, Credit Suisse AG, New York Branch, Natixis, Morgan Stanley and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates” means, on any date of determination with respect to each Receivable related to the Series 2013-VF3 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth in the table below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator; provided, that

(i) in the event that the Servicer’s (prior to the MSR Transfer Date) or the related Subservicer’s (on and after the MSR Transfer Date) sub-prime servicer rating is reduced below “Average” by S&P (a “Ratings Reduction”) the Advance Rates applicable to the Receivables related to the Notes shall be equal to the Advance Rates set forth below prior to such ratings reduction minus 5.00% for so long as such subprime servicer rating is below “Average” by S&P; and

(ii) the Advance Rate for any Receivable related to the Notes shall be zero if such Receivable is not a Facility Eligible Receivable;

provided, further, that in no event shall the Facility Advance Rate be greater than 90% at any time and the Advance Rates applicable to Receivables other than Non-FIFO Receivables shall be reduced pro rata to the extent necessary to ensure that the Facility Advance Rate does not exceed 90%.

Series 2013-VF3 Notes Advance Type / Type of Advance
	Non- Higher Margin	Loan- Level	Non- FIFO (1)	Non- FIFO (2)
Non-Judicial P&I Advances	94.00%	88.00%	79.25%	63.25%
Judicial P&I Advances	92.25%	86.25%	77.25%	61.25%
Non-Judicial Deferred Servicing Fees	89.50%	84.50%	74.50%	59.50%
Judicial Deferred Servicing Fees	86.25%	79.25%	71.25%	56.25%
Non-Judicial Escrow Advances	92.25%	86.25%	77.25%	62.25%
Judicial Escrow Advances	90.25%	84.25%	75.25%	60.25%
Non-Judicial Corporate Advances	91.75%	84.50%	76.75%	61.75%
Judicial Corporate Advances	90.50%	81.25%	75.50%	60.50%

(1)	Advance Rate applicable for 90 days, beginning on the related Designation Date.
(2)	Advance Rate applicable beginning on the 91st day following the related Designation Date.

“Advance Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the Stressed Nonrecoverable Advance Amount of all Mortgage Loans (other than any Mortgage Loans that generate Receivables that are Loan-Level Receivables, any Mortgage Loans that generate Receivables that are Second-Lien Receivables or any Mortgage Loans that are attributable to Small Threshold Servicing Agreements) serviced pursuant to the related Designated Servicing Agreement on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans serviced pursuant to the related Designated Servicing Agreement.

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Indenture Supplement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 unless otherwise approved by the Administrative Agent in writing in its sole discretion, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” occurs as to Advance Purchaser, if any of the following occur: (x) New Residential Investment Corp. (or any Affiliate thereof) or funds under management of Fortress Investment Group Inc. or an Affiliate thereof shall cease to beneficially own and control, directly or indirectly through one or more other intermediate entities, more than 20%, on a fully diluted basis, of the economic and voting interest in the equity interests of Advance Purchaser; (y) New Residential Investment Corp., Fortress Investment Group Inc. or an Affiliate thereof shall cease to be the managing member of Advance Purchaser; or (z) Fortress Investment Group Inc. or an Affiliate thereof is no longer the manager of New Residential Investment Corp.

“Coefficient” means, for the Series 2013-VF3 Notes, 0.08%.

“Constant” means, for the Series 2013-VF3 Notes, 1.00%.

“Corporate Trust Office” means the principal corporate trust offices of the Indenture Trustee at which at any particular time its corporate trust business with respect to the Issuer shall be administered, which offices at the Closing Date are located at (i) for Note transfer purposes, Wells Fargo Center, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: Corporate Trust Services, NRZ Servicer Advance Receivables Trust CS, and (ii) for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services, NRZ Servicer Advance Receivables Trust CS.

“Default Rate” means, with respect to any Interest Accrual Period, for the Series 2013-VF3 Notes, the then applicable Note Interest Rate (without regard to the proviso in the definition of “Note Interest Rate” in the Base Indenture) plus 3.00% per annum.

“Effective Date” means December 17, 2013.

“Expected Repayment Date” means, for the Series 2013-VF3 Notes, September 26, 2014, as such date may be extended from time to time pursuant to Section 7 hereof.

“Expense Rate” means, as of any date of determination, with respect to the Series 2013-VF3 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2013-VF3 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2013-VF3 Notes at the close of business on such date.

“Facility Advance Rate” means the aggregate Collateral Value of all Facility Eligible Receivables not including Non-FIFO Receivables, divided by the aggregate Receivable Balances of all Facility Eligible Receivables not including Non-FIFO Receivables.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Fee Letter” means that certain Fee Letter Agreement, dated the Effective Date, among the Administrative Agent, as the sole lead arranger with respect to the Series 2013-VF3 Notes, the Administrator, the Servicer and the Issuer.

“Governmental Authority” means the United States of America, the European Union and France, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Higher Margin Portion” means, on any day, a dollar amount equal to the product of (i) the VFN Principal Balance and (ii) the percentage obtained by dividing the aggregate Higher Margin Receivable Balances by the aggregate Receivable Balances of all Facility Eligible Receivables.

“Higher Margin Receivable Balance” means the sum of (1) the aggregate Receivable Balance of all Eligible Non-FIFO Receivables plus (2) the amount by which the aggregate Receivable Balance of all Loan-Level Receivables exceeds 10% of the aggregate Receivable Balance of all Facility Eligible Receivables.

“Increased Costs Limit” means for each Noteholder of a Series 2013-VF3 Variable Funding Note, such Noteholder’s pro rata percentage (based on the Note Balance of such Noteholder’s Series 2013-VF3 Variable Funding Notes) of 0.10% of the average aggregate Note Balance for the Series 2013-VF3 Variable Funding Notes Outstanding for any twelve-month period.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by an Adverse Claim on the Property of such person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) obligations of such Person under Capital Lease Obligations; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Initial Payment Date” means November 20, 2013.

“Interest Accrual Period” means, for the Series 2013-VF3 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date with respect to the Series 2013-VF3 Notes, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2013-VF3 Notes on any Payment Date shall be determined based on the actual number of days in the Interest Accrual Period.

“Interest Day Count Convention” means with respect the Series 2013-VF3 Notes, the actual number of days in the related Interest Accrual Period divided by 360.

“Interim Payment Date” means, with respect to the Series 2013-VF3 Notes, up to six (6) dates each calendar month provided that the Issuer provides the Noteholders of the Series 2013-VF3 Notes and the Indenture Trustee at least two (2) Business Days’ prior notice, or if any such date is not a Business Day, the next succeeding Business Day to the extent any such day occurs during the Revolving Period, and any other date otherwise agreed to between the Issuer and the Noteholders of the Series 2013-VF3 Notes.

“Issuance Date” means October 29, 2013.

“LIBOR” has the meaning assigned such term in Section 8 of this Indenture Supplement.

“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“Limited Funding Date” means any Business Day that is not a Payment Date or Interim Payment Date, at a time when no Facility Early Amortization Event shall have occurred and shall be continuing, which date is designated by the Administrator on behalf of the Issuer to the Indenture Trustee and the Administrative Agent in writing no later than 9:00 a.m. Eastern Time two (2) Business Days prior to such date; provided, that the Administrator shall have delivered a Funding Certification in accordance with Section 4.3(a) of the Indenture for such date, and provided, further that no fundings may be made under a Variable Funding Note on such date and no payments on any Notes shall be made on such date; provided, further, that no more than five (5) Limited Funding Dates may be designated by the Administrator on behalf of the Issuer in any calendar month.

“Liquidity” means, as to any entity, as of the last day of any calendar month, the sum of (a) such entity’s Unrestricted Cash and (b) the aggregate amount of unused committed capacity available to such entity (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities for which such entity has unencumbered collateral eligible to be pledged thereunder.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Low Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $1,000,000 but less than $10,000,000, or (ii) that relates to at least 15 but fewer than 50 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Margin” means, for the Series 2013-VF3 Notes, 2.00% per annum.

“Market Value” means, with respect to the Mortgaged Property securing a Mortgage Loan or any REO Property, the market value of such property (determined by the Servicer in its reasonable good faith discretion, which shall be by reference to the most recent value received by the related Subservicer (or by Nationstar as Servicer prior to the related MSR Transfer Date) with respect to such Mortgaged Property or REO Property in accordance with its servicing policies, if available) or the appraised value of the Mortgaged Property obtained in connection with the origination of the related Mortgage Loan, if no updated valuation has been required under the Servicer’s or Subservicer’s, as the case may be, servicing policies; provided, that:

(i) the Market Value for any Mortgaged Property or REO Property shall be equal to $0 for any Mortgage Loan that is related to a Designated Servicing Agreement for which ninety (90) days have passed since the related Designation Date without a valuation of the related Mortgaged Property that is less than six (6) months old;

(ii) at any time after the 90th day following the related Designation Date, the Market Value for any Mortgaged Property or REO Property shall be equal to $0 for any Mortgage Loan that is 60 or more days delinquent and the related valuation is more than six (6) months old; and

(iii) the Market Value for any Mortgaged Property or REO Property shall be deemed equal to 66 2/3% of the outstanding principal balance of the related Mortgage Loan if (x) fifteen (15) Business Days or less have passed since the Designation Date for the Designated Servicing Agreement for such Mortgage Loan and (y) the servicer does not otherwise determined the market value of such property in accordance with this definition.

Any valuation for purposes of this definition shall be established by the lesser of either an appraisal, broker’s price opinion, the Subservicer’s (or Nationstar as Servicer prior to the MSR Transfer Date) automated valuation model or any other internal valuation methodology (including but not limited to HPI indexing utilized by the Subservicer (or Nationstar as Servicer prior to the MSR Transfer Date), which is consistent with the Servicer’s or Subservicer’s, as the case may be, servicing policies with respect to such Mortgaged Property or REO Property.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such date and (B) the aggregate of the Receivable Balances of all Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Maximum VFN Principal Balance” means, for the Series 2013-VF3 Notes, $500,000,000 or, on any date, a lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent.

“Middle Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, or (ii) that relates to at least 50 but fewer than 125 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months (or the number of months since the Closing Date, if less than three (3)), obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such calendar month by (ii) the Funded Advance Receivable Balance as of the close of business on the last day of such calendar month.

“Mortgage Loan-Level Market Value Ratio” means, as of any date of determination with respect to a Mortgage Loan or REO Property that is secured by a first lien on the related Mortgaged Property or REO Property, the ratio (expressed as a percentage) of (x) (i) with respect to Section 5(vii)(a) hereof, the aggregate Receivable Balance of all Loan-Level Receivables outstanding with respect to such Mortgage Loan or REO Property on such date or (ii) with respect to Section 5(vii)(b) hereof, the aggregate Receivable Balance of all Receivables outstanding with respect to such Mortgage Loan or REO Property on such date over (y) the Market Value of such Mortgaged Property or REO Property on such date.

“Natixis” means, Natixis, New York Branch.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Net Total Indebtedness” means, with respect to any Person, for any period, (i) the aggregate Indebtedness of such Person and its Subsidiaries during such period minus (ii) the amount of any non-recourse debt (including any securitization debt).

“Net Worth” means, with respect to any Person, such Person’s assets minus such Person’s liabilities, each determined in accordance with GAAP.

“Note Interest Rate” means, for the Series 2013-VF3 Notes, in any Interest Accrual Period, (i) for the Higher Margin Portion of the VFN Principal Balance on such day, the applicable One-Month LIBOR for such Interest Accrual Period plus 3.25% per annum, and (ii) for the VFN Principal Balance other than the Higher Margin Portion on such day, the applicable One-Month LIBOR plus the applicable Margin; provided that, from and after the Expected Repayment Date, if the Series 2013-VF3 Notes have not been refinanced, the “Note Interest Rate” shall be the interest rate applicable to such Notes, plus 0.50%.

For the avoidance of doubt, the “Note Interest Rate” for each of the Series 2013-VF3 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.

“One-Month LIBOR” has the meaning assigned such term in Section 8 of this Indenture Supplement.

“Optional Extension Date” means the date that is six (6) months after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day).

“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchaser” means Morgan Stanley and its successors and permitted assigns under the VF3 Note Purchase Agreement.

“Ratings Reduction” has the meaning given to such term in the definition of “Advance Rates.”

“Redemption Percentage” means, for the Series 2013-VF3 Notes, 10%.

“Reference Banks” has the meaning assigned to such term in Section 8(b) of this Indenture Supplement.

“Regulatory Change” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Noteholder (or, for purposes of Section 9(a)(3), by any lending office of such Noteholder or by such Noteholder’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“Reserve Interest Rate” has the meaning assigned to such term in Section 8 of this Indenture Supplement.

“Second-Lien Receivable” means a Receivable that arises under a Designated Servicing Agreement for which the related Advance or Deferred Servicing Fee relates to a Mortgage Loan or REO Property secured by a second lien.

“Series 2013-VF3 Note Balance” means the aggregate Note Balance of the Series 2013-VF3 Notes.

“Series Reserve Required Amount” means with respect to any Payment Date or Interim Payment Date, as the case may be, for the Series 2013-VF3 Notes, an amount equal to on any Payment Date or Interim Payment Date four months’ interest calculated at the applicable Note Interest Rate on the Note Balance of the Series 2013-VF3 Notes as of such Payment Date or Interim Payment Date, as the case may be.

“Small Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance of less than $1,000,000, or (ii) that relates to fewer than 15 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Stated Maturity Date” means, for the Series 2013-VF3 Notes, the Expected Repayment Date.

“Stressed Interest Rate” means, for the Series 2013-VF3 Notes, as of any date, the sum of (i) the sum of (x) the per annum index on the basis of which the Series 2013-VF3 Notes’ Note Interest Rate is determined for the current Interest Accrual Period, and (y) such Notes’ Constant and (z) the product of (I) such Notes’ Coefficient and (II) Stressed Time, plus (ii) the per annum Margin of all Outstanding Series 2013-VF3 Notes that is added to the index to determine the Note Interest Rate for such Notes.

“Stressed Nonrecoverable Advance Amount” means, as of any date of determination, the sum of any of the following, each without duplication:

(i) for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) the product of 50% and the sum of all of the Market Values for the related Mortgaged Property; and

(ii) for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) the product of 50% and the sum of all of the Market Values for the related Mortgaged Property; and

(iii) for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) the product of 50% and the sum of all of the Market Values for the related Mortgaged Property; and

(iv) for all REO Properties, the greater of (A) zero and (B) the excess of (1) Total Advances related to such REO Properties on such date over (2) the product of 50% and the sum of all of the Market Values for the related REO Properties.

For the avoidance of doubt, this definition of “Stressed Nonrecoverable Advance Amount” shall not be applicable to Mortgage Loans attributable to Small Threshold Servicing Agreements, any Mortgage Loans that generate Receivables that are Loan-Level Receivables or any Mortgage Loans that generate Second-Lien Receivables.

“Stressed Time” means, as of any date of determination for the Series 2013-VF3 Notes, the percentage equivalent of a fraction, the numerator of which is one (1), and the denominator of which equals the Stressed Time Percentage for the Series 2013-VF3 Notes times the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means 82.1%.

“Tangible Net Worth” means, with respect to any Person at any date of determination, (i) the Net Worth of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights and retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) or any mark-to-market adjustments made directly to stockholders’ equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.

“Target Amortization Amounts” means, for the Series 2013-VF3 Notes, (i) if a Target Amortization Event occurs that is described in the definition thereof in clauses (B)(i), (B)(ii), (B)(xi)(b) (if notwithstanding the fact that the obligation to pay has not yet matured, the payment of such judgment would not, in the discretion of the Administrative Agent, likely cause a Target Amortization Event described in clause (vi) of the definition thereof) or (B)(xv) (if such Target Amortization Event is as a result of a Target Amortization Event that is the same as the Target Amortization Event described in clause (B)(i), (B)(ii) or (B)(xi)(b) (if notwithstanding the fact that the obligation to pay has not yet matured, the payment of such judgment would not, in the discretion of the Administrative Agent, likely cause a Target Amortization Event described in clause (vi) of the definition thereof) and if the definition of “Target Amortization Amounts” under such Series of Variable Funding Notes provides that such Target Amortization Amount for such Target Amortization Event is one-twelfth (1/12) of the Notes Balance of such Notes at the close of business on the last day of its Revolving Period), one-twelfth (1/12) of the Note Balance of the Series 2013-VF3 Notes at the close of business on the last day of its Revolving Period; (ii) if a Target Amortization Event described in clause (B)(xii) or (B)(xv) (if such Target Amortization Event is as a result of a Target Amortization Event that is the same as the Target Amortization Event described in clause (B)(xii) of the definition thereof and if the definition of “Target Amortization Amounts” under such Series of Variable Funding Notes provides that such Target Amortization Amount for such Target Amortization Event is one-third (1/3) of the Note Balance of such Notes at the close of business on the last day of its Revolving Period) in the definition thereof occurs, one-third (1/3) of the Note Balance of the Series 2013-VF3 Notes at the close of business on the last day of its Revolving Period and (iii) if any other Target Amortization Event described in the definition thereof occurs (including B(xi)(b) or B(xv), except as covered above), 100% of the Note Balance of the Series 2013-VF3 Notes at the close of business on the last day of its Revolving Period.

“Target Amortization Event” for the Series 2013-VF3 Notes, means the earlier of (A) the related Expected Repayment Date or (B) the occurrence of any of the following conditions or events, which is not waived by 100% of the Noteholders of the Series 2013-VF3 Notes:

(i) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates (or no preceding Payment Dates in the case of the determination on the first Payment Date, or the one preceding Payment Date, in the case of the determination on the second Payment Date) is less than five (5) times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of all Outstanding Notes during the related Monthly Advance Collection Period;

(ii) the occurrence of one or more Servicer Termination Events with respect to Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Servicing Agreements then included in the Trust Estate, but not including any Servicer Termination Events that are solely due to the breach of one or more Collateral Performance Tests or a Servicer Ratings Downgrade or the transfer of subservicing of any Designated Servicing Agreement without the prior written consent of the Administrative Agent;

(iii) the Monthly Reimbursement Rate is less than 3.00%;

(iv) for so long as Nationstar is the Servicer or the Subservicer, (A) from the consummation of an Acquisition of a Mortgage Originator until and including the 270th day following the consummation thereof, the Tangible Net Worth of Nationstar is less than or equal to $350,000,000 as of the last day of any quarter or (B) at any other time, the Tangible Net Worth of Nationstar is less than or equal to $400,000,000 as of the last day of any quarter and the continuation of such condition for thirty (30) days after the end of such quarter;

(v) for so long as Nationstar is the Servicer or the Subservicer, (A) from the consummation of an Acquisition of a Mortgage Originator until and including the 270th day following the consummation thereof, the ratio of Nationstar’s Net Total Indebtedness to Tangible Net Worth exceeds 12:1 as of the last day of any quarter, or (B) at any time other than the time described in clause (A), Nationstar’s Net Total Indebtedness to Tangible Net Worth at any time exceeds 9:1 as of the last day of any quarter and the continuation of such condition for thirty (30) days after the end of such quarter;

(vi) for so long as Nationstar is the Servicer or the Subservicer, as of the close of business on the last Business Day of December 2013 and of each calendar month thereafter, Nationstar’s Liquidity is less than $80,000,000;

(vii) the occurrence of a Change of Control;

(viii) any failure by the Servicer to deliver any Determination Date Servicer Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Servicer shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;

(ix) the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator shall breach or default in the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document in any material respect (subject to any cure period provided therein), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Section 4(b) of the Receivables Sale Agreement or any payment default described in Section 8.1 of the Base Indenture, and any such default shall continue for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable, or (b) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator; provided, that a breach of Section 6(b) of the Receivables Sale Agreement, or Section 7(b) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer, the Subservicer or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event;

(x) if any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document (other than under Section 4(b) of the Receivables Sale Agreement) shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made, and continues uncured and unremedied for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable, or (b) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable, and would have a material adverse effect on the rights or interests of the Noteholders;

(xi) (a) a final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Depositor or the Issuer by one or more courts, administrative tribunals or other bodies having jurisdiction over them, or (b) a final judgment or judgments for the payment of money in excess of $35,000,000 in the aggregate shall be rendered against Advance Purchaser by one or more courts, administrative tribunals or other bodies having jurisdiction over them that, in the sole determination of the Administrative Agent, shall have a material adverse effect on Advance Purchaser’s business or operations, and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Advance Purchaser, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(xii) any person shall be appointed as Independent Manager of the Depositor without prior notice having been given to and without the written acknowledgement by the Administrative Agent that such person conforms, to the satisfaction of the Administrative Agent in its reasonable discretion, to the criteria set forth herein in the definition of “Independent Manager”;

(xiii) Advance Purchaser shall fail to make any payment (whether of principal or interest or otherwise) in respect of any other indebtedness with an amount in excess of $15,000,000, when and as the same shall become due and payable (including the passage of any applicable grace period);

(xiv) any event or condition occurs and, while continuing, results in any indebtedness of Advance Purchaser with an amount in excess of $15,000,000 becoming due prior to its scheduled maturity or that enables or permits (including the passage of any applicable grace period) the holder or holders of any such indebtedness or any trustee or agent on its or their behalf to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(xv) any Series or Class of Variable Funding Notes other than the Series 2013-VF3 Notes enters into a Target Amortization Period;

(xvi) Advance Purchaser shall have Tangible Net Worth less than the greater of (a) 3% of the aggregate Receivables Balances of all servicer advance receivables and deferred servicing fee receivables held by Advance Purchaser or a Subsidiary of Advance Purchaser as of the last day of any fiscal quarter of Advance Purchaser or (b) $75,000,000; or

(xvii) Advance Purchaser shall fail to have Liquidity of at least $25,000,000 as of the last day of any calendar month.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement and the VF3 Note Purchase Agreement, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” means, for the Series 2013-VF3 Notes, as of any date, the rate equal to the greater of (x) zero and (y) (1) 100% minus (2) the product of (a) one twelfth of the Stressed Interest Rate for the Series 2013-VF3 Notes, plus the related Expense Rate as of such date, multiplied by (b) the Stressed Time for the Series 2013-VF3 Notes as of such date.

“Undrawn Fee Rate” means, with respect to the Series 2013-VF3 Variable Funding Notes held by the Purchaser and for each Interest Accrual Period, 0.50% per annum; provided, however, that in case of the first Payment Date, the Undrawn Fee Rate shall accrue from the period beginning on October 29, 2013, and ending on the day immediately preceding the current Payment Date. For the avoidance of doubt, only the Purchasers shall be paid Undrawn Fee Amounts as set forth in the Base Indenture.

“Unrestricted Cash” means, as of any date of determination, the sum of (i) the Receivables Seller’s cash, (ii) the Receivables Seller’s Cash Equivalents that are not, in either case, subject to an Adverse Claim in favor of any Person or that are not required to be reserved by the Receivables Seller in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.

“Variable Funding Notes” means, the Series 2013-VF3 Variable Funding Notes issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“VF3 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of the date hereof, by and among the Issuer, Morgan Stanley, as the Administrative Agent, and Morgan Stanley, as the Purchaser, that relates to the purchase of the Series 2013-VF3 Notes.

There are no “Other Advance Rate Reduction Events” or “Other Advance Rate Reduction Event Cure Periods” in respect of the Series 2013-VF3 Notes.

Section 3.    Forms of Series 2013-VF3 Notes.

The form of the Rule 144A Definitive Note and of the Regulation S Definitive Notes that may be used to evidence the Series 2013-VF3 Variable Funding Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-2 and A-4, respectively.

In addition to any provisions set forth in Section 6.5 of the Base Indenture, with respect to the Series 2013-VF3 Notes, the Noteholder of such Notes shall only transfer its beneficial interest therein to another potential investor in accordance with the applicable Note Purchase Agreement. The Indenture Trustee (in all of its capacities) shall not be responsible to monitor, and shall not have any liability, for any such transfers of beneficial interests of participation interests.

Section 4.    Series Reserve Account.

In accordance with the terms and provisions of this Section 4 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a Series Reserve Account with respect to the Series 2013-VF3 Notes, which shall be an Eligible Account, for the benefit of the Series 2013-VF3 Noteholders. The Series Reserve Account with respect to the Series 2013-VF3 Notes is listed on Schedule 1 attached hereto.

Section 5.    Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2013-VF3 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Advance Ratio to be equal to or greater than 100.0%; provided, that this clause (i) shall not apply to any Receivable that is (a) attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement or (b) a Loan-Level Receivable;

(ii) is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Market Value Ratio to exceed 25.0%;

(iii) is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements to exceed 2.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(iv) is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements to exceed 7.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(v) is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement, a Low Threshold Servicing Agreement, or a Middle Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements to exceed 15.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(vi) is attributable to a Designated Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances outstanding with respect to that same Designated Servicing Agreement, would cause the total Receivable Balances attributable to such Designated Servicing Agreement to exceed 15.0% of the aggregate of the Receivable Balances of the Aggregate Receivables;

(vii) (a) if it is a Loan-Level Receivable, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables with respect to the related Mortgage Loan or REO Property, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 50.0% or (b) if it is a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables related to the Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 50.0%;

(viii) is a Second-Lien Receivable;

(ix) has a zero Advance Rate;

(x) is a Loan-Level Receivable or a Non-FIFO Receivable, to the extent that the related Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of Loan-Level Receivables and Non-FIFO Receivables already outstanding with respect to all Mortgage Loans or REO Properties, causes the aggregate Receivable Balances of all Loan-Level Receivables and Non-FIFO Receivables to exceed 22.5% of the aggregate Receivables Balances of all Facility Eligible Receivables;

(xi) is a Facility Eligible Receivable that is a Loan-Level Receivable, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to all Loan-Level Receivables, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to all Loan-Level Receivables to exceed 20.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(xii) is a Facility Eligible Receivable that is attributable to a Non-FIFO Receivable, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Non-FIFO Receivables, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Non-FIFO Receivables to exceed (i) from and including the Closing Date through April 1, 2014, $100,000,000, and (ii) on and after April 1, 2014, the lesser of $25,000,000 or 1.0% of the aggregate Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(xiii) if more than ninety (90) days have passed since the Designation Date in respect of the related Designated Servicing Agreement, relates to an Advance that has not been reimbursed in full or a Deferred Servicing Fee that has not been paid in full within forty-five (45) days following the date of a permanent modification of the related Mortgage Loan that becomes effective subsequent to the creation of such Receivable (for purposes of this clause, a modification becomes “permanent” following any trial period or satisfaction of conditions precedent or subsequent); or

(xiv) is a Receivable related to the Designated Servicing Agreements related to the securitization trusts identified on Schedule 4 to the Base Indenture (as the same may be updated from time to time pursuant to Section 2.2(c) of the Base Indenture) and the aggregate of the outstanding principal balance of the Mortgage Loans and each REO Property remaining in such securitization trust is less than the percentage indicated on such Schedule 4 of such securitization trust’s cut-off date balance.

For purposes of each of the foregoing, (i) if any Facility Eligible Receivable has a Collateral Value equal to zero pursuant to any Collateral Value exclusion test, the portion of the Receivables Balance thereof with a Collateral Value of zero shall be disregarded for all other purposes of this Section 5, in each case as determined by the Administrator in a manner that maximizes the Collateral Value and (ii) if any Facility Eligible Receivable has an Advance Rate of zero or is a Second-Lien Receivable, such Facility Eligible Receivable shall be disregarded for all other purposes of this Section 5.

Section 6.    Payments; Note Balance Increases; Early Maturity; Other Advance Rate Reduction Events.

The Paying Agent shall make payments of interest on the Series 2013-VF3 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture and any payments of interest (including unrated interest amounts), Cumulative Interest Shortfall Amounts, Fees or Increased Costs allocated to the Series 2013-VF3 Notes shall be paid to the Series 2013-VF3 Notes. The Paying Agent shall make payments of principal on the Series 2013-VF3 Variable Funding Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2013-VF3 Variable Funding Notes). The Note Balance of the Series 2013-VF3 Variable Funding Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance. The Paying Agent shall make payments of principal on the Series 2013-VF3 Variable Funding Notes on each Payment Date in accordance with Section 4 of the Base Indenture during any Target Amortization Period or any Full Amortization Period.

The parties hereto agree that the failure to pay any portion of any related Undrawn Fee Amount on any Payment Date shall constitute an Event of Default under Section 8.1(a)(i) of the Base Indenture.

Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2013-VF3 Variable Funding Notes at any time using proceeds of issuance of new Notes or in connection with the repayment of all Notes.

The Series 2013-VF3 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture.

Any payments of principal allocated to the Series 2013-VF3 Notes during a Full Amortization Period shall be applied to the Series 2013-VF3 Notes until their Note Balance has been reduced to zero.

The Administrative Agent further confirms that the Series 2013-VF3 Notes issued on the Issuance Date pursuant to this Indenture Supplement shall be issued in the name of “Morgan Stanley Bank, N.A.,” and the Administrative Agent hereby directs the Indenture Trustee to issue the Series 2013-VF3 Notes in the name of “Morgan Stanley Bank, N.A.”

For the avoidance of doubt, the failure pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.

There are no “Other Advance Rate Reduction Events” in respect of the Series 2013-VF3 Notes. If any Other Advance Rate Reduction Event in respect of any other Series of Notes is the same as any reduction event specified in clause (iv) of the definition of “Facility Early Amortization Event,” and the related Other Advance Rate Reduction Event Cure Period is shorter than the applicable grace period for the same event specified in clause (iv) of the definition of “Facility Early Amortization Event”, then solely for purposes of the Series 2013-VF3 Notes, the applicable grace period specified in clause (iv) of the definition of “Facility Early Amortization Event” shall be reduced to the Other Advance Rate Reduction Event Cure Period.

For the avoidance of doubt, the Issuer may reduce the Maximum VFN Principal Balance at any time to an amount not less than the current VFN Principal Balance.

On the initial Funding Date, the initial funding in respect of the Series 2013-VF3 Notes will be made on a non-pro rata basis with the other Series of Notes and the proceeds of such initial funding may be used to repay, in part, the then outstanding balance of the Series 2013-VF1 Notes and the Series 2013-VF2 Notes.

Section 7.    Extension of Expected Repayment Date.

The Administrator, on behalf of the Issuer, may request one (1) extension of the Expected Repayment Date for any of the Series 2013-VF3 Variable Funding Notes at least fifteen (15) days prior to the Optional Extension Date. The Administrative Agent shall provide written notice of whether the Administrative Agent agrees to extend the Expected Repayment Date on such Optional Extension Date at least five (5) days prior to such Optional Extension Date. If the Administrative Agent provides written notice of its agreement to extend the Expected Repayment Date, the Expected Repayment Date will be extended on such Optional Extension Date such that, after giving effect to any such extension, the Expected Repayment Date will be

180 days after the existing Expected Repayment Date. The Expected Repayment Date of the Series 2013-VF3 Variable Funding Notes cannot be extended past the Expected Repayment Date for any other Outstanding Series of Variable Funding Notes. For the avoidance of doubt, the Expected Repayment Date of the Series 2013-VF3 Variable Funding Notes shall be extended only by written notice from the Administrative Agent in accordance with this Section 7.

Section 8.    Determination of Note Interest Rate and LIBOR.

(a) At least one (1) Business Day prior to each Determination Date, the Administrator shall calculate the Note Interest Rate for the related Interest Accrual Period (in the case of the Series 2013-VF3 Variable Funding Notes using One Month LIBOR as determined by the Administrative Agent in accordance with Section 8(b) below) and the Interest Payment Amount for the Series 2013-VF3 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b) On each LIBOR Determination Date, the Administrative Agent will determine the arithmetic mean of the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One-Month LIBOR”) for the succeeding Interest Accrual Period for the Series 2013-VF3 Notes on the basis of the Reference Banks’ offered LIBOR quotations provided to the Calculation Agent as of 11:00 a.m. (London time) on such LIBOR Determination Date. As used herein with respect to a LIBOR Determination Date, “Reference Banks” means leading banks engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) whose quotations appear on the Bloomberg Screen US0001M Index Page for the LIBOR Determination Date in question and (iii) which have been designated as such by the Calculation Agent (after consultation with the Administrative Agent) and are able and willing to provide such quotations to the Calculation Agent for each LIBOR Determination Date; and “Bloomberg Screen US0001M Index Page” means the display designated as page US0001M Index Page on the Bloomberg Financial Markets Commodities News (or such other pages as may replace such page on that service for the purpose of displaying LIBOR quotations of major banks). If any Reference Bank should be removed from the Bloomberg Screen US0001M Index Page or in any other way fails to meet the qualifications of a Reference Bank, the Administrative Agent may, in its sole discretion, designate an alternative Reference Bank.

If, for any LIBOR Determination Date, two or more of the Reference Banks provide offered One-Month LIBOR quotations on the Bloomberg Screen US0001M Index Page, One-Month LIBOR for the next succeeding Interest Accrual Period for the Series 2013-VF3 Variable Funding Notes will be the arithmetic mean of such offered quotations (rounding such arithmetic mean if necessary to the nearest five decimal places).

If, for any LIBOR Determination Date, only one or none of the Reference Banks provides such offered One-Month LIBOR quotations for the next applicable Interest Accrual Period, One-Month LIBOR for the next Interest Accrual Period for the Series 2013-VF3 Notes will be the higher of (x) One-Month LIBOR as determined for the previous LIBOR Determination Date and (y) the Reserve Interest Rate. The “Reserve Interest Rate” on any date of determination will be the rate per annum that the Administrative Agent determines to be either (A) the arithmetic mean (rounding such arithmetic mean if necessary to the nearest five decimal places) of the one-month

Eurodollar lending rate that New York City banks selected by the Administrative Agent are quoting, on the relevant LIBOR Determination Date, to the principal London offices of at least two leading banks in the London Interbank market or (B) in the event that the Administrative Agent is unable to determine such arithmetic mean, the lowest one-month Eurodollar lending rate that the New York City banks so selected by the Administrative Agent are quoting on such LIBOR Determination Date to leading European banks.

If, on any LIBOR Determination Date, the Administrative Agent is required but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, One-Month LIBOR for the next applicable Interest Accrual Period will be One-Month LIBOR as determined for the previous LIBOR Determination Date.

Notwithstanding the foregoing, One-Month LIBOR for an Interest Accrual Period shall not be based on One-Month LIBOR for the previous Interest Accrual Period on the Series 2013-VF3 Notes for two consecutive LIBOR Determination Dates. If, under the priorities described above, One-Month LIBOR for an Interest Accrual Period on the Series 2013-VF3 Notes would be based on One-Month LIBOR for the previous LIBOR Determination Date for the second consecutive LIBOR Determination Date, the Administrative Agent shall select an alternative index (over which the Administrative Agent has no control) used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent third party, and this alternative index shall constitute One-Month LIBOR for all purposes under this Indenture Supplement in that event.

(c) The establishment of One-Month LIBOR by the Administrative Agent and the Administrator’s subsequent calculation of the Note Interest Rate on the Series 2013-VF3 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Section 9.    Increased Costs.

(a) If any Regulatory Change or other requirement of any law, rule, regulation or order applicable to a Noteholder of a Series 2013-VF3 Variable Funding Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(1) shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2013-VF2 Variable Funding Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture Supplement or any U.S. federal withholding taxes imposed under Code sections 1471 through 1474 as of the date of this Indenture Supplement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereunder and any agreements entered into under section 1471(b) of the Code) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or credit extended or participated by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(3) shall have the effect of reducing the rate of return on such Noteholder’s capital or on the capital of such Noteholder’s holding company, if any, as a consequence of this Indenture Supplement, in the case of the Series 2013-VF3 Variable Funding Notes, the VF3 Note Purchase Agreement, or the Series 2013-VF3 Variable Funding Notes to a level below that which such Noteholder or such Noteholder’s holding company could have achieved but for such Requirements of Law (other than any Regulatory Change, Requirement of Law, interpretation or application thereof, request or directive with respect to taxes) (taking into consideration such Noteholder’s policies and the policies of such Noteholder’s holding company with respect to capital adequacy); or

(4) shall impose on such Noteholder or the London interbank market any other condition, cost or expense (other than with respect to taxes) affecting this Indenture Supplement, in the case of the Series 2013-VF3 Variable Funding Notes, the VF3 Note Purchase Agreement or the Series 2013-VF3 Variable Funding Notes or any participation therein; or

(5) shall impose on such Noteholder any other condition;

and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material, of continuing to hold its Series 2013-VF3 Variable Funding Note, of maintaining its obligations with respect thereto, or to reduce any amount due or owing hereunder in respect thereof, or to reduce the amount of any sum received or receivable by such Noteholder (whether of principal, interest or any other amount) or (in the case of any change in a Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority or quasi-Governmental Authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder’s or such controlling Person’s capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(ii) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.

(b) Reserved.

(c) Increased Costs payable under this Section 9 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 10.    Series Reports.

(a) Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2013-VF3 Notes:

(i) the unpaid principal balance of the Mortgage Loans subject to any Small Threshold Servicing Agreement, Low Threshold Servicing Agreement and Middle Threshold Servicing Agreement;

(ii) the Advance Ratio for each Designated Servicing Agreement, and whether the Advance Ratio for such Designated Servicing Agreement exceeds 100.0%;

(iii) the Market Value Ratio for each Designated Servicing Agreement, and whether the Market Value Ratio for such Designated Servicing Agreement exceeds 25.0%;

(iv) for each Small Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(v) for each Middle Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vi) for each Low Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable

Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vii) a list of each Target Amortization Event for the Series 2013-VF3 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date;

(viii) the Mortgage Loan-Level Market Value Ratio for each Mortgage Loan related to a Loan-Level Receivable or a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, and if such Mortgage Loan-Level Market Value Ratio exceeds 50%;

(ix) whether any Receivable, or any portion of the Receivables, attributable to a Designated Servicing Agreement, has a Collateral Value of zero by virtue of the definition of “Collateral Value” or Section 5 of this Indenture Supplement;

(x) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(xi) the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(xii) whether any Target Amortization Amount that has become due and payable has been paid;

(xiii) the Stressed Nonrecoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and

(xiv) the Trigger Advance Rate for the Notes.

(b) Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (1) Tangible Net Worth, (2) the occurrence of any of the events described in clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of the definition of “Target Amortization Event,” or (3) compliance with clause (vi) of the definition of “Facility Eligible Servicing Agreement.”

Section 11.    Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2013-VF3 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(b) and Article XII thereof and Section 12 hereof, as applicable, have been satisfied.

Section 12.    Representations, Warranties and Covenants.

(a) The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

(b) Neither the Administrator nor or any of its Subsidiaries shall make any material change in the nature of its business as carried on at the date hereof.

Section 13.    Amendments.

(a) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer (solely in the case of any amendment that adversely affects the rights or obligations of the Servicer or adds new obligations or increases existing obligations of the Servicer), and the Administrative Agent, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; or (ii) to amend any other provision of this Indenture Supplement. For the avoidance of doubt, the consent of the Servicer is not required for (i) the waiver of any Event of Default, Target Amortization Event or Facility Early Amortization Event or (ii) any other modification or amendment to any Event of Default, Target Amortization Event or Facility Early Amortization Event except those related to the actions and omissions of the Servicer.

(b) Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 100% of the Noteholders of the Series 2013-VF3 Variable Funding Notes, supplement, amend or revise any term or provision of this Indenture Supplement.

Section 14.    Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 15.    Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 16.    Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2013-VF3 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2013-VF3 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2013-VF3 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2013-VF3 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2013-VF3 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 16 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2013-VF3 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 16 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2013-VF3 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity. By its signature to this Agreement, each of the parties hereto (other than the Indenture Trustee), hereby waives and directs the Indenture Trustee to waive, the delivery of an Authorization Opinion in connection with the execution and delivery of this Series Supplement.

Section 17.    Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

Section 18.    Consent and Acknowledgement of Amendments.

Morgan Stanley, in its capacity as Purchaser (together with its successors and permitted assigns, the “Purchaser”) has consented to this Indenture Supplement and confirms that (i) it is the sole Noteholder of all the Outstanding Notes related to this Series with the right to instruct the Indenture Trustee, (ii) it is authorized to deliver this Indenture Supplement, such power has not been granted or assigned to any other person and the Indenture Trustee may rely upon such certification, and (iii) it acknowledges and agrees that the amendments effected by this Indenture Supplement shall become effective on the Effective Date.

Section 19.    Authorized Representatives and Wire Instructions of the Administrative Agent.

Each individual designated as an authorized representative of the Administrative Agent (each, an “Authorized Representative”), is authorized to give and receive notices, requests and instructions and to deliver certificates and documents in connection with this Agreement on behalf of each of the Administrative Agent, and the specimen signature for each such Authorized Representative of the Administrative Agent initially authorized hereunder is set forth on Schedule 2 hereto.

The payment instructions for the Administrative Agent are set forth on Schedule 3 hereto.

From time to time, the Administrative Agent may, by delivering to the other parties hereto a revised schedule, change the information previously given pursuant to this Section 19, but each of the parties hereto shall be entitled to rely conclusively on the then current schedule until receipt of a superseding schedule.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, NRZ Servicer Advance Receivables Trust CS, as Issuer, Advance Purchaser LLC, as Administrator and as Servicer (on and after the respective MSR Transfer Dates), Nationstar Mortgage LLC, as Administrator (prior to the Effective Date) and as Servicer (prior to the respective MSR Transfer Dates), Wells Fargo Bank, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, Morgan Stanley Bank, N.A., as Administrative Agent, and Morgan Stanley Bank, N.A. as Purchaser have caused this Indenture Supplement relating to the Series 2013-VF3 Notes, to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

NRZ SERVICER ADVANCE RECEIVABLES TRUST CS, as Issuer

By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee

By:	/s/ Erwin M. Soriano

Name:	Erwin M. Soriano

Title:	Assistant Vice President

[NRZ Servicer Advance Receivables Trust CS Series 2013-V3 Amended and Restated Indenture Supplement]

NATIONSTAR MORTGAGE LLC

By:	/s/ Ellen Coleman

Name:	Ellen Coleman

Title:	Executive Vice President

[NRZ Servicer Advance Receivables Trust CS Series 2013-V3 Amended and Restated Indenture Supplement]

WELLS FARGO BANK, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By:	/s/ Mark DeFabio

Name:	Mark DeFabio

Title:	Vice President

[NRZ Servicer Advance Receivables Trust CS Series 2013-V3 Amended and Restated Indenture Supplement]

MORGAN STANLEY BANK, N.A., as Administrative Agent

By:	/s/ Geoffrey Kott

Name:	Geoffrey Kott

Title:	Authorized Signatory

[NRZ Servicer Advance Receivables Trust CS Series 2013-V3 Amended and Restated Indenture Supplement]

ADVANCE PURCHASER LLC

By:	/s/ Cameron MacDougall

Name:	Cameron MacDougall

Title:	Secretary

[NRZ Servicer Advance Receivables Trust CS Series 2013-V3 Amended and Restated Indenture Supplement]

CONSENTED TO BY:

MORGAN STANLEY BANK, N.A., as Administrative Agent of the Series 2013-VF3 Notes

By:	/s/ Geoffrey Kott

Name:	Geoffrey Kott

Title:	Authorized Signatory

[NRZ Servicer Advance Receivables Trust CS Series 2013-V3 Amended and Restated Indenture Supplement]

CONSENTED TO BY:

MORGAN STANLEY BANK, N.A., as Purchaser of the Series 2013-VF3 Notes

By:	/s/ Geoffrey Kott

Name:	Geoffrey Kott

Title:	Authorized Signatory

[NRZ Servicer Advance Receivables Trust CS Series 2013-V3 Amended and Restated Indenture Supplement]

SCHEDULE 1

SERIES 2013-VF3 RESERVE ACCOUNT

Name of Bank:	Wells Fargo Bank, N.A.
ABA Number of Bank:
Name of Account:	Corporate Trust Clearing
Account Number at Bank:
For Further Credit To:

Schedule 1-1

SCHEDULE 2

AUTHORIZED REPRESENTATIVES OF

MORGAN STANLEY BANK, N.A.

Name:	Title:	Signature:
Geoffrey Kott	Managing Director	/s/ Geoffrey Kott
Christopher Schmidt	Executive Director	/s/ Christopher Schmidt
Zachary Phelps	Vice President	/s/ Zachary Phelps
Gene Nagotko	Executive Director	/s/ Gene Nagotko
Darragh Dempsey	Executive Director	/s/ Darragh Dempsey

Schedule 2-1

SCHEDULE 3

CITIBANK NA NEW YORK

ABA #:

Morgan Stanley Bank

Account #:

Schedule 3-1